EXHIBIT 10.1

EIGHTH AMENDMENT TO

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS EIGHTH AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT dated as of February 18, 2005 (the “Amendment”), is entered into by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company, in its capacity as administrative agent and collateral agent for the Lenders under the Loan Agreement referenced below (“Agent”), the Lenders party thereto, and GARDENBURGER, INC., an Oregon corporation (“Borrower”).  Capitalized terms used and not otherwise defined herein are used as defined in the Loan Agreement (as defined below).

WHEREAS, the Agent, Lenders and Borrower have entered into that certain Revolving Credit and Term Loan Agreement dated as of January 10, 2002, as amended by a First Amendment to Revolving Credit and Term Loan Agreement dated as of September 30, 2002, a Second Amendment to Revolving Credit and Term Loan Agreement dated as of December 31, 2002, a Third Amendment to Revolving Credit and Term Loan Agreement dated as of March 31, 2003, a Fourth Amendment to Revolving Credit and Term Loan Agreement dated as of December 29, 2003, a Fifth Amendment to Revolving Credit and Term Loan Agreement dated as of April 8, 2004, a Sixth Amendment to Revolving Credit and Term Loan Agreement dated as of August 13, 2004 and a Seventh Amendment to Revolving Credit and Term Loan Agreement dated as of November 29, 2004 (as amended, supplemented, modified and/or restated from time to time, the “Loan Agreement”);

WHEREAS, Borrower has requested that Agent and Lenders amend the Loan Agreement and waive certain Events of Default, all as provided herein; and

WHEREAS, subject to satisfaction of the conditions set forth herein, Agent and the Lenders are willing to amend the Loan Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Acknowledgement of Obligations.

(a)                                  Borrower hereby acknowledges and agrees that based on the Specified Events of Default (as defined below), it is unconditionally liable to the Agent and Lenders for the full and immediate payment of all of the Obligations including, without limitation, those Obligations set forth on Schedule A attached hereto and incorporated herein by reference, plus all interest, charges, fees, costs, and expenses that may arise under the Loan Agreement and other Loan Documents plus all attorneys’ fees, disbursements and costs of collection incurred in connection with such Obligations by Agent and Lenders and that Borrower has no defenses, counterclaims or set-offs with respect to the full and immediate payment and performance of any or all Obligations under the Loan Agreement and the other Loan Documents.

(b)                                 Borrower acknowledges and agrees that (i) the Specified Events of Default constitute material defaults under the Loan Agreement and the other Loan Documents, (ii) any notices that might be given and any grace periods or cure periods which must expire, prior to Agent or Lenders exercising any of their respective rights and remedies in connection with the Loan Agreement or the other Loan Documents, have been given, complied with and expired and, in any event, are hereby waived and relinquished by Borrower, and (iii) as a consequence, Agent and Lenders are now entitled to immediately exercise all of their respective rights and remedies under the Loan Agreement and the other Loan Documents, at law or in equity, including, without limitation, their rights to declare all Obligations to be immediately due, payable, and performable, without notice, except that Agent and Lenders have agreed to waive the Specified Events of Default as provided in this Amendment.

(c)                                  Borrower further acknowledges and agrees that as a result of the Specified Events of Default, Agent and Lenders have no commitments, obligations or agreements to make loans or advances or other financial accommodations to Borrower, except that Agent and Lenders have agreed to waive the Specified Events of Default as provided in this Amendment and to continue to make loans, advances or other financial accommodations as provided in this Amendment.

SECTION 2.  Amendments.  As of the Effective Date, the Loan Agreement is amended as follows:

(a)                                  Section 2.1(a) of the Loan Agreement shall be and hereby is amended and restated as follows:

“(a)                            Subject to the provisions of this Agreement, each Lender agrees to make available its Pro Rata Share of Advances to Borrower under the Revolving Facility from time to time during the Revolving Facility Term; provided, that (i) the Pro Rata Share of the Advances of any Lender shall not at any time exceed its separate Commitment, and (ii) the aggregate amount of all Advances at any time outstanding under the Revolving Facility shall not exceed the lesser of (A) the Facility Cap and (B) (1) the percentage of the Borrowing Base permitted by the seventh sentence of this Section 2.1 plus (2) the Amortizing Advance Amount (such amount calculated pursuant to subsection (B) being referred to herein as the “Availability”).  The aggregate amount of Advances at any time outstanding under the Revolving Facility shall not be less than $1,000,000.  The obligations of Lenders hereunder shall be several and not joint up to the amount of the Commitments.  The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement.  Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Agent in its Permitted Discretion and is final and binding upon Borrower.  Unless otherwise permitted by Agent, each Advance shall be in an amount of at least $50,000.  Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in Dollars, of (i) eighty-five percent (85%) of the Borrowing Base for Eligible Receivables, and (ii) sixty percent (60%) of the Borrowing Base for

Eligible Inventory Costs, minus, if applicable, amounts reserved pursuant to this Agreement.  Advances under the Revolving Facility automatically shall be made for the payment of interest on the Revolving Notes and other Obligations on the date when due to the extent available and as provided for herein.”

(b)                                 The first and second sentences of Section 2.2 of the Loan Agreement shall be and are hereby amended and restated as follows:

“(a)                            All Advances under the Revolving Facility shall be evidenced by the Amended and Restated Revolving Notes in the form of Exhibit 1 to the Eighth Amendment (individually and collectively, and as the same may be amended, modified, split, divided, supplemented and/or restated from time to time, the “Revolving Notes”), payable to the order of each Lender in the principal amount of the Commitment of such Lender, duly executed and delivered by the Borrower, dated February 18, 2005 evidencing the aggregate indebtedness of the Borrower to the Lenders resulting from Advances, from time to time under the Revolving Facility.”

(c)                                  The following Section 2.3 of the Loan Agreement shall be and is hereby amended and restated as follows:

“2.3. Interest.  Interest on outstanding Advances under the Revolving Notes shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 2.50%, except that during the Amortizing Advance Period (and thereafter to the extent that all or any portion of the Amortizing Advance Amount shall be outstanding), then interest on outstanding Advances under the Revolving Notes shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 4.50%; provided, however, that notwithstanding any provision of any Loan Document, the interest on all outstanding Advances under the Revolving Notes shall not be less than 8.00%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.  Interest accrued on each Advance under the Revolving Notes shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.5 and Section 2.9 until the later of the expiration of the Revolving Facility Term and the full performance and irrevocable payment in full in cash of the Obligation and termination of this Agreement.”

(d)                                 Section 2.11(c) of the Loan Agreement shall be and hereby is amended and restated as follows:

“(c)                            in addition to and notwithstanding any other provision of this Agreement or any Loan Document, until such time as the Term Loan and Obligations relating to the Term Loan are indefeasibly paid in full in cash and performed, commencing as of Borrower’s fiscal year ending September 30, 2005, seventy-five percent (75%) of Borrower’s Excess Cash Flow for each fiscal year of the Borrower shall be paid by Borrower to Agent, for the benefit of the Lenders, and shall be applied by Agent to reduce the Obligations relating to the Term Loan.  Such payments shall be made no later than thirty (30) calendar days after preparation of Borrower’s audited financial statements, but in any event not later than one hundred and twenty

(120) calendar days after the end of the fiscal year to which such Excess Cash Flow relates.  All amounts payable pursuant to this Section 2.11(c) shall be applied to the Obligations at such time and in such manner and order as Agent shall decide in its Permitted Discretion.”

(e)                                  The following Section 3.1A shall be and is hereby added to the Loan Agreement:

“3.1A                 Amortizing Advance Fee.  On or before February 18, 2005, Borrower shall pay to Agent, for the ratable benefit of the Lenders, $25,000 in cash as a nonrefundable amortizing advance fee (the “Amortizing Advance Fee”).”

(f)                                    The following Section 3.7 shall be and is hereby added to the Loan Agreement:

“3.7                           Total Debt Ratio Fee.  In addition to and notwithstanding any other provision of this Agreement or any other Loan Document, commencing with the Quarterly Test Period ending September 30, 2005 and continuing for each Quarterly Test Period thereafter, Borrower shall pay to Agent, for the ratable benefit of the Lenders, the fees specified below (each installment of such fees, individually and collectively, the “Total Debt Ratio Fee”) if Borrower’s Total Debt Ratio for such Quarterly Test Period exceeds the ratio corresponding to such Quarterly Test Period in the table set forth below:

Quarterly Test Period:	If Total Debt Ratio Is Greater Than:	Then the Total Debt Ratio Fee Installment Amount Shall Be:

Ending on September 30, 2005	1.25:1.00	$500,000

Ending on December 31, 2005 and ending on the final day of each Quarterly Test Period thereafter	1.25:1.00	$250,000

If an installment of the Total Debt Ratio Fee is due in accordance with the foregoing table, such installment shall be payable by Borrower to Agent, on the earlier to occur of (a) the date five (5) calendar days after the date of delivery to Agent of Borrower’s quarterly financial statements for the Quarterly Test Period to which such installment of the Total Debt Ratio Fee corresponds, and (b) the date fifty (50) calendar days after the end of such Quarterly Test Period to which such installment of the Total Debt Ratio Fee corresponds.  In furtherance of the foregoing, if Borrower fails to timely deliver to Agent any of Borrower’s financial reporting or financial statements, or any other information that is requested by Agent in its Permitted Discretion, to permit Agent to make a determination about whether any installment of the Total Debt Ratio Fee shall be due and payable, then Agent shall be entitled in its Permitted Discretion to make a good faith determination regarding whether any installment of the Total Debt Ratio Fee is in fact due and payable, and such determination(s) shall be binding on Borrower.  Notwithstanding the foregoing or anything herein to the contrary, if on the date an installment of the Total Debt Ratio Fee becomes due and payable, Borrower shall have Availability of less than $1,000,000 after giving effect to such installment, then to such extent and only to such extent, Borrower shall not be required to pay immediately in cash the portion of such installment of the Total Debt Ratio Fee comprising the difference between $1,000,000 and Borrower’s Availability, but instead shall be permitted to cause such portion of such installment of the Total Debt Ratio Fee to accrue and be paid in cash on or before the earlier of the date upon which the Term Loan is repaid in full in cash or is due and payable (whether by maturity, acceleration or otherwise), provided, that such accrued portion shall constitute Obligations secured by the Collateral.  Solely to illustrate the foregoing, if Borrower’s Availability is $1,150,000 as of the date upon which a $250,000 installment of the Total Debt Ratio Fee shall be due and payable, then after giving effect to such $250,000 installment Borrower would have Availability of $900,000 (i.e., less than $1,000,000), thereby requiring that $150,000 shall be immediately paid by Borrower to Agent in cash and $100,000 shall accrue and be paid by Borrower to Agent in cash on or before the earlier of the date upon which the Term Loan is repaid in full in cash or is due and payable (whether by maturity, acceleration or otherwise), provided, that such accrued portion shall constitute Obligations secured by the Collateral.”

(g)                                 Subsection (vi) of Section 6.1(c) of the Loan Agreement shall be and hereby is amended and restated as follows:

“(vi) any notice given by Borrower to any other lender of Borrower and any notice given to Borrower by any other lender of Borrower, if not otherwise received by Agent in writing, and Borrower shall furnish to Agent a copy of any and all such notice(s),”

(h)                                 The following Section 6.1(j) shall be and is hereby added to the Loan Agreement:

“(j)                               Borrower shall furnish to Agent and each Lender the following:

Rolling Thirteen-Week Cash Flow Forecast.  A weekly report, in form and substance satisfactory to Agent in its sole discretion, to be provided no later than Monday of each week, or if Monday is not a Business Day, then on the next Business Day, which sets forth (a) an updated thirteen-week cash flow projection whereby the first week shall be deleted and updated with the week immediately succeeding the last week included in the previous report; (b) a detailed reconciliation analysis of actual results compared to projected results for the prior week; and (c) a written explanation of all material variances.”

(i)                                     Section 7.11 of the Loan Agreement shall be and is hereby amended and restated as follows:

“Borrower shall not (a) make any payment, prepayment or distribution on, of or with respect to any part or all of the Subordinated Debt (in cash, in kind, in properties or securities, by set-off or otherwise, except that the holders of the Subordinated Debt may accrue payment-in-kind interest), (b) repurchase, redeem or retire any instrument evidencing the Subordinated Debt, or (c) enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to the Subordinated Debt.”

(j)                                     Appendix A to the Loan Agreement shall be and is hereby amended to add the following definitions in proper alphabetical order:

“Amortizing Advance Amount” shall mean (a) from February 18, 2005 through May 31, 2005, $500,000.00, and (b) as of June 1, 2005 and thereafter, $-0-.  Upon June 1, 2005, the Borrower shall immediately without notice or demand repay any outstanding Advances that exceed the Availability (after taking into consideration the reduction to zero dollars ($-0-) of the Amortizing Advance Amount).

“Amortizing Advance Fee” shall have the meaning set forth in Section 3.1A of this Agreement.

“Amortizing Advance Period” shall mean February 18, 2005 through and including May 31, 2005.

“Eighth Amendment” shall mean that certain Eighth Amendment to Revolving Credit and Term Loan Agreement dated as of February 18, 2005 among Borrower, Agent and Lenders.

(k)                                  Appendix A to the Loan Agreement shall be and is hereby amended to amend and restate the following definition in its entirety:

“Notes” shall mean, collectively and each individually, the Revolving Notes and the Term Note, as the same may be amended, modified, divided, split, supplemented and/or restated from time to time.

(l)                                     Appendix A to the Loan Agreement shall be and is hereby amended to delete the definition of “Applicable ECF Percentage” set forth therein in its entirety.

(m)                               Annex I (Financial Covenants) to the Loan Agreement shall be and hereby is amended and restated in its entirety as set forth on Annex I (Financial Covenants) attached hereto.

(n)                                 On or before February 18, 2005, Borrower shall pay to Agent, for the ratable benefit of the Lenders, $110,000 in cash as a nonrefundable amendment fee (the “Eighth Amendment Fee”).”

SECTION 3.  Conditions Precedent.  This Amendment shall be effective upon the satisfaction of the following conditions precedent (the “Effective Date”):  (a) the representations and warranties contained herein, in the Loan Agreement and in all other Loan Documents shall be true and correct in all material respects as of the date hereof, except for such representations and warranties limited by their terms to a specific date, and all covenants and other agreements herein, in the Loan Agreement and in all other Loan Documents shall be and are hereby confirmed and ratified in all respects; (b) after giving effect to the waiver of the Specified Events of Default pursuant to Section 7 of this Amendment, no Default or Event of Default shall be in existence as of the date hereof; (c) Borrower shall have delivered to the Agent an executed original copy of this Amendment and each other agreement, document or instrument reasonably requested by the Agent in connection with this Amendment, including, without limitation the Amended and Restated Revolving Notes described in subsection (d) below; (d) Borrower shall have delivered to the Lenders the executed Amended and Restated Revolving Notes attached hereto as Exhibit 3(d); (e)(i) the holders of the Subordinated Debt and Borrower shall have executed a Seventh Amendment to Note Purchase Agreement (the “Seventh Note Purchase Agreement Amendment” in the form attached hereto as Exhibit 3(e), which shall be in form and substance satisfactory to Agent, and which shall provide that until the date upon which the Obligations owed to the Agent and Lenders have been irrevocably repaid in full in cash (1) the Borrower may not make and the holder of the Subordinated Debt may not receive or retain any payment or distribution (in cash, in kind, in properties or securities, by set-off or otherwise, except that the holders of the Subordinated Debt may accrue payment-in-kind interest) in respect of the Subordinated Debt, and (2) the holders of the Subordinated Debt may not exercise any remedies or commence any action or proceeding to collect or recover any amounts due or to become due with respect to the Subordinated Debt (including, without limitation by setoff or otherwise) at any time prior to August 15, 2005; provided, however, that upon and after August 16, 2005, the holders of the Subordinated Debt shall be entitled to exercise the collection or enforcement rights and remedies they may have (if any) under Section 6P(iv) of the Note Purchase Agreement, subject in all respects to the prohibitions on payments and distributions described in the foregoing clause (1), which shall remain in place as set forth therein, and subject to any other applicable restrictions set forth in the Note Purchase Agreement; and provided, further that in no event shall the holders of the Subordinated Debt be entitled to issue to Agent any written notice of their intent to exercise any rights or remedies under the Note Purchase Agreement, applicable law or otherwise at any time prior to August 16, 2005 (in furtherance and not in limitation of the foregoing, the holders of the Subordinated Debt shall acknowledge and agree that nothing in this Amendment, the Seventh Amendment to Note Purchase Agreement or any instrument, agreement or document executed in connection herewith or therewith shall or shall be deemed to (x) limit or impair the Agent’s right to issue a Blockage Notice (as defined in the Note Purchase Agreement) and/or (y) commence the counting of the 179 day standstill period referenced in subsection 6P(iv) of the Note Purchase Agreement); and (ii) the holders of the Subordinated Debt shall have consented in writing to this Amendment, in form and substance satisfactory to Agent, acknowledged that the Amortizing Advance Amount shall constitute Senior Indebtedness (as defined in the Note Purchase Agreement) under the Note Purchase Agreement and otherwise confirmed that none of the provisions of this Amendment shall constitute a breach or event of default under the Note Purchase Agreement or with respect to the Subordinated Debt; (f) Borrower shall have delivered to Agent updated copies of any and all Premium Finance Arrangements, together with a written summary of such arrangements, which written summary shall be satisfactory to Agent in its Permitted Discretion; (g) Borrower shall have paid to Agent all fees, costs and expenses owed to and/or incurred by the Agent and Lenders arising in connection with the Loan Documents and/or this Amendment; (h) Borrower shall have delivered to Agent a certificate of the corporate secretary or assistant secretary of Borrower dated as of the date of this Amendment on behalf of Borrower, in form and substance satisfactory to Agent; (i) Borrower shall have delivered to Agent a written opinion of counsel for the Borrower in form and content satisfactory to the Agent in its sole discretion, addressed to the Agent and its counsel, and covering such matters related to the transactions contemplated hereby as the Agent may request (including, without limitation, as to enforceability); and (j) all proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to the Agent.

SECTION 4.  Conditions Subsequent. In addition to the foregoing, the Borrower hereby agrees to satisfy all of the following conditions contained in this Section 4 in a manner satisfactory to Agent in its sole discretion.  A failure to satisfy any of the conditions contained in this Section 4 in a manner satisfactory to Agent in its sole discretion on or before the dates set forth below shall immediately constitute an Event of Default under the Loan Agreement and other Loan Documents (without notice, demand or grace):  (a) on or before February 28, 2005, Borrower shall have delivered each of the following items to Agent in writing, each in form and substance satisfactory to Agent in its sole discretion: (i) a written opinion of counsel for the Borrower in form and content satisfactory to the Agent in its sole discretion, addressed to the Agent and its counsel, and covering such matters related to the transactions contemplated hereby as the Agent may request (including, without limitation, as to authority and existence); (ii) updated, true, accurate and complete amended and restated Disclosure Schedules to the Loan Agreement, which shall be in form and content satisfactory to Agent in its sole and absolute discretion (collectively, the “Amended and Restated Disclosure Schedules”), together with information regarding the status of any and all rent and/or other payments owed by Borrower to any and all landlords, warehouseman and/or bailees; (ii) an updated true, accurate and complete amended and restated list of Borrower’s recipes and procedures, together with copies of any and all such items, all in form and substance satisfactory to Agent in its sole and absolute discretion; (iii) an updated true, accurate and complete amended and restated list of any and all of Borrower’s deposit accounts and investment accounts; (b) on or before March 20, 2005, Borrower shall (i) cause to be duly filed all UCC-3 termination statements with respect to the financing statements set forth on Exhibit 4(b)(i) attached hereto and (ii) represent and warrant to Agent in writing that the exceptions set forth on that certain Endorsement to Title Policy No. C100333-2-A dated February 16, 2005, issued by First American Title Insurance Company in favor of the Agent, for the benefit of the Lenders, and attached as Exhibit 4(b)(ii) hereto, do not impair or otherwise adversely effect the Liens granted to Agent, for the benefit of the Lenders, under and pursuant to the Mortgage, or in the alternative, if Borrower is unable to do so, then Borrower shall cause such exceptions to be terminated on or before such date; (c) on or before the date that is five (5) Business Days after Agent’s delivery of proposed filings, Borrower shall execute and/or permit Agent to execute, at Borrower’s expense, updated patent, trademark and copyright office filings and/or other lien filings, as applicable, with respect to the Collateral, which filings shall be in form and substance satisfactory to Agent in its sole discretion; (d) on or before the date that is ten (10) Business Days after the Borrower’s delivery to Agent of the Amended and Restated Disclosure Schedules, Borrower shall take any and all action(s) necessary to cause Borrower’s compliance with the Loan Agreement and other Loan Documents to the extent that any noncompliance arises based on the information set forth on such Amended and Restated Disclosure Schedules; and (e) on or before the date that is thirty (30) days after Agent’s request, fully executed Landlord Waivers and Consents, as required by and in accordance with Section 6.1(d) of the Loan Agreement, except for any location as to which a fully executed Landlord Waiver and Consent has already been provided to Agent.

SECTION 5.  Additional Events of Default.  In addition to and without in any way limiting or substituting for the Events of Default outlined in the Loan Agreement and the other Loan Documents, Borrower’s failure to timely and fully comply with any covenant or agreement set forth in this Amendment, without any notice and grace and/or cure periods (notwithstanding any such notice and grace and/or cure periods in the Loan Agreement or the other Loan Documents, all of which are expressly waived with respect to provisions of this Amendment and the provisions of the Loan Agreement that are amended hereby, other than with respect to Section 6.1(j) to the Loan Agreement, as added by this Amendment, for which there shall be a five (5) day grace period), shall constitute an Event of Default.  Nothing contained in this Section 5 shall be deemed to constitute an amendment or modification of the grace and/or cure periods set forth in the other Loan Documents insofar as such grace and/or cure periods relate solely to provisions set forth in the other Loan Documents (as opposed to provisions set forth in this Amendment and the provisions of the Loan Agreement that are amended hereby).

SECTION 6.  Consent to Modifications of Agreements With Subordinated Lender.  As of the Effective Date, Agent and Lenders hereby consent to Borrower’s execution and delivery of the Seventh Note Purchase Agreement Amendment.

SECTION 7.  Waivers.  Agent and Lenders (a) hereby acknowledge that Defaults and Events of Default exist because of Borrower’s failure to comply with (i) the Leverage Ratio for the Quarterly Test Periods ending September 30, 2004 and December 31, 2004 based on Borrower’s actual Leverage Ratio of 16.41 and (21.96) for those periods, respectively, (ii) the Minimum Adjusted EBITDA for the Quarterly Test Periods ending September 30, 2004 and December 31, 2004 based on Borrower’s actual Minimum Adjusted EBITDA of $588,000 and ($394,000) for those periods, respectively; and (iii) the Senior Fixed Charge Coverage Ratio for the Quarterly Test Periods ending September 30, 2004 and December 31, 2004 based on Borrower’s actual Senior Fixed Charge Coverage Ratio of 0.15 and (0.10) for those periods, respectively (the foregoing Defaults and Events of Default, collectively, the “Specified Events of Default”); and (b) as of the Effective Date waive all such Specified Events of Default.

SECTION 8.  Loan Agreement in Full Force and Effect as Amended.  Except as specifically amended hereby or by any agreement or document executed by Borrower in favor of Agent or Lenders in connection herewith, the Loan Agreement and other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Neither this Amendment nor any agreement or document executed by Borrower in favor of Agent or Lenders in connection herewith shall constitute a novation, satisfaction and accords, cure, release or satisfaction of the Loan Agreement and/or Loan Documents, but shall constitute amendments and waivers of certain provisions thereof.  Except as expressly set forth herein, neither this Amendment nor any agreement or document executed by Borrower on behalf of Agent or Lenders in connection herewith shall be deemed to be a waiver, amendment or modification of any provisions of the Loan Agreement or any other Loan Document or any right, power or remedy of Agent or Lenders, or constitute a waiver of any provision of the Loan Agreement or any other Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to Agent and/or Lenders whether under the Loan Agreement, the other Loan Documents, at law or otherwise.  All references to the Loan Agreement shall be deemed to mean the Loan Agreement as modified hereby.  The parties hereto agree to be bound by the terms and conditions of the Loan Agreement and Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment, and each reference herein or in any other Loan Documents to the “Agreement”, “Loan Agreement” or “Credit Agreement” shall mean and be a reference to the Loan Agreement as amended and modified by this Amendment.

SECTION 9.  Representations.  Borrower hereby represents and warrants to Agent and Lenders as follows:  (i) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the execution, delivery and performance by it of this Amendment and all other Loan Documents executed and/or delivered in connection herewith are within its powers, have been duly authorized, and do not contravene (A) its articles of organization, operating agreement, or other organizational documents, or (B) any applicable law; (iii) except as provided under the Seventh Amendment to Note Purchase Agreement, no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or any other Loan Documents executed and/or delivered in connection herewith by or against it; (iv) this Amendment and all other Loan Documents executed and/or delivered in connection herewith have been duly executed and delivered by it; (v) this Amendment and all other Loan Documents executed and/or delivered in connection herewith constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (vi) after giving effect to this Amendment, no Default or Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment; and (vii) except as updated pursuant to the Amended and Restated Disclosure Schedules, which shall be in form and substance satisfactory to Agent in its sole and absolute discretion in accordance with Section 4 above, the representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date.

SECTION 10.  Miscellaneous.

(a)                                  This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.  Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(b)                                 This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified orally or by any course of dealing or in any manner other than as provided in the Loan Agreement.  This Amendment shall be considered part of the Loan Agreement and shall be a Loan Document for all purposes under the Loan Agreement and other Loan Documents.

(c)                                  This Amendment, the Loan Agreement and the Loan Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto.  There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

(d)                                 THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE LOAN AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE LOAN AGREEMENT.

(e)                                  Borrower may not assign, delegate or transfer this Amendment or any of its rights or obligations hereunder.  No rights are intended to be created under this Amendment for the benefit of any third party donee, creditor or incidental beneficiary of Borrower or any Guarantor.  Nothing contained in this Amendment shall be construed as a delegation to Agent or Lenders of Borrower’s or any Guarantor’s duty of performance, including, without limitation, any duties under any account or contract in which Agent has or Lenders have a security interest or Lien.  This Amendment shall be binding upon the Borrower and its respective successors and assigns.

(f)                                    The Borrower shall pay all costs and expenses incurred by Agent and Lenders or any of their affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches) and reasonable fees and expenses of outside counsel and in-house counsel, in connection with entering into, negotiating, preparing, reviewing and executing this Amendment and the documents, agreements and instruments contemplated hereby and all related agreements, documents and instruments, and all of the same shall be part of the Obligations.

(g)                                 Borrower hereby (i) agrees that this Amendment shall not limit or diminish the obligations of Borrower under the Loan Documents, (ii) reaffirms its obligations under each of the Loan Documents to which it is a party, and (iii) agrees that each of such Loan Documents remains in full force and effect and is hereby ratified and confirmed.

(h)                                 All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by Agent or Lenders shall affect such representations or warranties or the right of Agent or Lenders to rely upon them.

(i)                                     BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT IT KNOWS OF NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER ORIGINATING ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT AND THE LENDERS.  BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES AGENT, THE LENDERS AND EACH OF THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, AFFILIATES, COUNSEL, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL POSSIBLE KNOWN CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES WHATSOEVER, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED THAT BORROWER MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND THAT ARISE FROM ANY OF THE LOANS, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND/OR THE NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE.  NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 10(i) SHALL APPLY WITH RESPECT TO ANY WILLFUL MISCONDUCT OR BAD FAITH BY THE RELEASED PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Eighth Amendment to Revolving Credit and Term Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER/AGENT:

CAPITALSOURCE FINANCE LLC

By:	/s/ Joseph Turitz
Name:	Joseph Turitz
Title:	General Counsel, Corporate Finance Group

BORROWER:

GARDENBURGER, INC.

By:	/s/ Robert T. Trebing, Jr.
Name:	Robert T. Trebing, Jr.
Title:	Senior Vice President and Chief Financial Officer

SCHEDULE A

(Schedule of Obligations)

(Unpaid principal as of February 16, 2005)*

Revolving Credit Loans:	$4,281,739.56
Term Loan:	$4,028,161.00

*plus accrued and accruing interest, costs, fees, attorneys’ fees and disbursements and other charges as well as adjustments, credits, and charges as provided as provided under the Loan Documents.

EXHIBIT 1

(Form of Amended and Restated Revolving Note)

EXHIBIT 3(d)

(Executed Amended and Restated Notes)

EXHIBIT 3(e)

(Seventh Amendment to Note Purchase Agreement)

EXHIBIT 4(b)(i)

(Liens to be Terminated)

1.                                       Banc of America Commercial Finance filed a UCC-1 with the County of Multnomah, Oregon covering substantially all of the assets of Borrower, including property at lots 1 and 2, Block 172, Hawthorne Park, Multnomah County, Oregon (UCC-1; Filed: 2/15/00; File Number: 2000-021809), which UCC-1 was subsequently assigned to Wells Fargo Business Credit, Inc. (UCC-3; Filed: 5/14/01; File Number: 2001-070460).

2.                                       BA Leasing & Capital Corporation filed a UCC-1 with the County of                         Multnomah, Oregon covering specific leased equipment and fixtures consisting of wrappers, conveyor systems, freezers and other items with a stated value of $3,300,779.50 (UCC-1; Filed: 6/22/98; File Number: 98107624).

3.                                       Banc of America Commercial Finance filed a UCC-1 with Davis County, Utah covering substantially all of the assets of Borrower, including property at the Freeport Center #A-16H (UCC-1; Filed: 2/16/00; File Number: 1575401, Bk. 2616/Pg. 36), which UCC-1 was subsequently assigned to Wells Fargo Business Credit, Inc. (UCC-3; Filed: 5/17/01; File Number: 2001-1661484, Bk. 2810/Pg. 20).

EXHIBIT 4(b)(ii)

(Endorsement to Title Policy)

ANNEX 1

Attached.

ANNEX I

FINANCIAL COVENANTS

1)                                     Leverage Ratio

The Leverage Ratio for each for each Quarterly Test Period shall not exceed the ratios specified below:

Quarterly Test Period	Ratio

September 30, 2005	1.50:1.00

December 31, 2005 and as of each Quarterly Test Period thereafter	1.25:1.00

2)                                     Minimum EBITDA

EBITDA shall not be less than -$1,000,000 for the fiscal quarter ending March 31, 2005 and $1,600,000 for the fiscal quarter ending June 30, 2005.  Commencing with the Quarterly Test Period ending September 30, 2005 and continuing on and as of each Quarterly Test Period thereafter, EBITDA shall not be less than $3,500,000.

3)                                     Fixed Charge Coverage Ratio

The Fixed Charge Coverage Ratio for each Quarterly Test Period shall not be less than the ratios specified below:

Quarterly Test Period	Ratio

September 30, 2005	1.10:1.00

December 31, 2005 and as of each Quarterly Test Period thereafter	1.15:1.00

4)                                     Capital Expenditures

Capital Expenditures shall not be more than $150,000 for the fiscal quarter ending March 31, 2005, $100,000 for fiscal quarter ending June 30, 2005, $100,000 for the fiscal quarter ending September 30, 2005, and $600,000 for each fiscal year ending on or after September 30, 2005.

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

“Capital Expenditures” shall mean, for any fiscal year or fiscal quarter, as applicable, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during such fiscal year that are or should be treated as capital expenditures under GAAP.

“EBITDA” shall mean, for any fiscal quarter or Quarterly Test Period, as applicable, the sum, without duplication, of the following for Borrower, on a consolidated and consolidating basis:  Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) non-cash dividends on preferred stock, and (f) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, all of the foregoing determined in accordance with GAAP, less (g) all non-cash income.

“Fixed Charge Coverage Ratio” shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the ratio of (a) EBITDA for the Quarterly Test Period most recently ended before such date, to (b) Fixed Charges for the Quarterly Test Period most recently ended before such date, in each case taken as one accounting period.

“Fixed Charges” shall mean, on any calculation date, for any Quarterly Test Period, the sum of the following for Borrower, individually and collectively, on a consolidated and consolidating basis:  (a) Total Debt Service for such period, (b) Capital Expenditures during such period, (c) income taxes paid in cash or accrued during such period, and (d) dividends paid or declared during such period.

“Interest Expense” shall mean, for any fiscal quarter or Quarterly Test Period, as applicable, total interest expense (including attributable to Capital Leases in accordance with GAAP) of Borrower individually and collectively, on a consolidated and consolidating basis with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Interest Rate Agreement” shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

“Leverage Ratio” shall mean, at any date of determination, for Borrower, the ratio of (i) the aggregate unpaid principal amount of all Loans on such date, plus the aggregate liability of Borrower pursuant to any letter of credit or surety bond to (ii)  EBITDA for the Quarterly Test Period.

“Net Income” shall mean, for any fiscal quarter or Quarterly Test Period, as applicable, the net income (or loss) of Borrower individually and collectively on a consolidated and consolidating basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

 “Quarterly Test Period” shall mean the twelve month period ending on the last day of each March, June, September and December of each year.

 “Total Debt” shall mean, the aggregate unpaid principal amount of all Loans on such date, plus the aggregate unpaid principal amount of all Convertible Notes (as defined under the Note Purchase Agreement) owed to the holders of the Subordinated Debt on such date.

“Total Debt Ratio” shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the ratio of (a) Total Debt for the Quarterly Test Period most recently ended before such date to (b) EBITDA for the Quarterly Test Period.

“Total Debt Service” shall mean for any period, for Borrower individually and collectively on a consolidated and consolidating basis, the sum of (i) scheduled or other required payments of principal on Indebtedness, (ii) any other cash fees due or payable in connection with any Indebtedness, and (iii) Interest Expense (excluding any non-cash interest or non-cash charges accrued for such period with respect to the Exit Fee, the fees and expenses paid by Borrower in connection with the Closing and the Eighth Amendment, the closing fees and expenses paid by Borrower in connection with the Subordinated Debt, and the premium payable on the Subordinated Debt).